Exhibit 99.1

RAPT Therapeutics Reports Second Quarter 2021 Financial Results

SOUTH SAN FRANCISCO, Calif. – August 11, 2021 – RAPT Therapeutics, Inc. (Nasdaq: RAPT), a clinical-stage, immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases, today reported financial results for the second quarter and six months ended June 30, 2021.

“The second quarter was filled with a number of important milestones,” said Brian Wong, M.D., Ph.D., President and Chief Executive Officer of RAPT Therapeutics. “We were thrilled to announce positive topline results from our Phase 1b clinical trial of RPT193 in atopic dermatitis in June. Shortly thereafter, we closed an underwritten public offering with net proceeds to RAPT of $134.6 million, significantly bolstering our cash position. Having demonstrated early proof-of-concept of our two lead drug candidates, RPT193 and FLX475, in atopic dermatitis and cancer, respectively, we are well positioned to advance our product development efforts and look forward to reporting additional data as these programs progress.”

Financial Results for the Second Quarter Ended June 30, 2021

Second Quarter ended June 30, 2021

Net loss for the second quarter of 2021 was $16.1 million, compared to $12.4 million for the second quarter of 2020.

Research and development expenses for the second quarter of 2021 were $13.2 million, compared to $11.0 million for the same period in 2020. This increase was primarily due to increased clinical trial costs for FLX475 and increases in expenses for preclinical programs, laboratory supplies, stock-based compensation and facilities, offset by a decrease in clinical trial costs for RPT193.

General and administrative expenses for the second quarter of 2021 were $3.8 million, compared to $2.8 million for the same period of 2020. The increase was primarily due to increases in stock-based compensation expense, insurance expense and personnel costs.

Six Months Ended June 30, 2021

Net loss for the six months ended June 30, 2021 was $32.6 million, compared to $25.5 million for the same period in 2020.

Research and development expenses for the six months ended June 30, 2021 were $27.0 million, compared to $21.7 million for the same period in 2020. The increase was primarily due to increases in costs relating to the clinical trials of FLX475 and RPT193, as well as increases in stock-based compensation, personnel expenses, facilities costs and laboratory supplies spend.

General and administrative expenses for the six months ended June 30, 2021 were $7.8 million, compared to $6.1 million for the same period of 2020. The increase in general and administrative expenses was primarily due to increased stock-based compensation expense and personnel costs.

As of June 30, 2021, the Company had cash and cash equivalents and marketable securities of $223.3 million, which includes net proceeds of approximately $134.6 million from our recent public offering of 4,356,060 shares of common stock.

About RAPT Therapeutics, Inc.

RAPT Therapeutics is a clinical stage immunology-based biopharmaceutical company focused on discovering, developing and commercializing oral small molecule therapies for patients with significant unmet needs in oncology and inflammatory diseases. Utilizing its proprietary discovery and development engine, the Company is developing highly selective small molecules designed to modulate the critical immune drivers underlying these diseases. RAPT has discovered and advanced two unique drug candidates, FLX475 and RPT193, each targeting C-C motif chemokine receptor 4 (CCR4), for the treatment of cancer and inflammation, respectively. The Company is also pursuing a range of targets that are in the discovery stage of development.

Forward-Looking Statements

This press release contains forward-looking statements. These statements relate to future events and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future performances or achievements expressed or implied by the forward-looking statements. Each of these statements is based only on current information, assumptions and expectations that are inherently subject to change and involve a number of risks and uncertainties. Forward-looking statements include, but are not limited to, statements about the progress of RAPT’s oncology and inflammation programs and the interpretation of topline results from the Phase 1b trial of RPT193. Detailed information regarding risk factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release may be found in RAPT’s Form 10-Q filed with the Securities and Exchange Commission on August 11, 2021 and subsequent filings made by RAPT with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. RAPT disclaims any obligation to update these forward-looking statements.

RAPT Media Contact:

Aljanae Reynolds

areynolds@wheelhouselsa.com

RAPT Investor Contact:

Sylvia Wheeler

swheeler@wheelhouselsa.com

RAPT THERAPEUTICS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenue	$869	$1,277	$2,091	$2,212
Operating expenses:
Research and development	13,190	10,986	26,961	21,669
General and administrative	3,760	2,802	7,772	6,091

Total operating expenses	16,950	13,788	34,733	27,760

Loss from operations	(16,081)	(12,511)	(32,642)	(25,548)
Other income (expense), net	(29)	391	18	526

Net loss before taxes	(16,110)	(12,120)	(32,624)	(25,022)
Provision for income taxes	—	267	—	504

Net loss	$(16,110)	$(12,387)	$(32,624)	$(25,526)
Other comprehensive income (loss):
Foreign currency translation adjustment	70	(199)	108	5
Unrealized gain (loss) on marketable securities	(18)	369	(68)	152

Total comprehensive loss	$(16,058)	$(12,217)	$(32,584)	$(25,369)

Net loss per share, basic and diluted	$(0.63)	$(0.51)	$(1.29)	$(1.08)

Weighted average number of shares used in computing net loss per share, basic and diluted	25,589,947	24,336,102	25,217,542	23,743,058

RAPT THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	June 30,	December 31,
	2021	2020
	(Unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$86,220	$24,918
Marketable securities	137,084	86,592
Prepaid expenses and other current assets	4,651	4,088

Total current assets	227,955	115,598
Property and equipment, net	2,737	2,982
Other assets	389	389

Total assets	$231,081	$118,969

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,714	$2,383
Accrued expenses	5,068	4,935
Deferred revenue, current	2,283	4,096
Other current liabilities	329	328

Total current liabilities	10,394	11,742
Deferred rent, net of current portion	2,141	2,185
Deferred revenue, non-current	967	863

Total liabilities	13,502	14,790

Commitments
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	2
Additional paid-in capital	465,179	319,196
Accumulated other comprehensive loss	(137)	(177)
Accumulated deficit	(247,466)	(214,842)

Total stockholders’ equity	217,579	104,179

Total liabilities and stockholders’ equity	$231,081	$118,969

(1)

The condensed consolidated balance sheet for December 31, 2020 has been derived from audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020